Exhibit 3.1

RON THORNBURGH Secretary of State		Memorial Hall, 1st Floor 120 S.W. 10th Avenue Topeka, ICS 66612-1594 (785) 296-4564
STATE OF KANSAS

August 14, 2008

HOLLIS CUNNINGHAM
OMNI VENTURES, INC.
11260 W. 155TH TERR,
OVERLAND PARK KS 66221

RE: OMNI VENTURES, INC.

ID. # 4230603(USE IN ALL CORRESPONDENCE WITH OUR OFFICE)

Enclosed are your certified for profit articles of incorporation. Your corporation's business entity identification number is at the top of this page. This business entity identification number should be used in all correspondence with our office.

Every corporation must file an annual report with the Secretary of State and pay a filing fee. The annual report and fee are due together on the 15th day of the fourth month following the tax closing month. (For example, if the tax closing month is December, the due date is April 15 of the following year). The annual report may be filed as early as January 1. An annual report is not required if the corporation has not been incorporated for six months prior to its first tax year end. If your corporation operates on a tax year end other than the calendar year, you must notify our office in writing prior to December 31.

The annual report may be filed electronically at www,kssos.org or you may obtain a paper form from the Web site.

PLEASE NOTE: Your business entity may be required by Kansas law to file Form K-150 and a possible franchise tax with the Kansas Department of Revenue each year. For information regarding Form K-150 contact the Kansas Department of Revenue at (785) 368-8222 or www.ksrevenue.org.

cne

Business Services: (758) 296-4564 FAX: (785) 296-4570	Web site: www.kssos.org e-mail: kssos@kssos.org	Elections: (785) 296-4561 FAX: (785) 291-305

ARTICLES OF INCORPORATION
OF
OMNI VENTURES, INC.

Pursuant to the laws of the State of Kansas, Revised Statutes, these Articles of Incorporation are delivered to the Kansas Secretary of State for filing.

ARTICLE I
Corporation Name

The name of the corporation shall be OMNI VENTURES, INC.

ARTICLE 11
Period of Existence

The Corporation shall have perpetual existence

ARTICLE 10
Purpose and Powers

The purposes of the Corporation shall be to transact any lawful. business or businesses for which corporations may be incorporated pursuant to the Kansas Business Corporation Act. In furtherance of the foregoing purposes, the Corporation shall have and may exercise any and all of the powers now or hereafter conferred upon corporations incorporated pursuant to the Kansas Business Corporation Act.

(Alternate) - The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of (State). In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The corporation may conduct part or all of its business in any part of Kansas, the United States, or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

ARTICLE IV
Capital

The aggregate number of shares, which this Corporation shall have the authority to issue, is one hundred million (100,000,000). Eighty million (80,000,000) shares shall be designated as Common Stock, par value $0.0001 and twenty million (20,000,000) shares shall be designated as Preferred Stock, par value $0.001.

ARTICLE V
Pre-Emptive Rights

The shareholders of the Corporation shall have NOT pre-emptive rights.

ARTICLE VI
BOARD OF DIRECTORS

The number of directors of the corporation shall be fixed by resolution adopted from time to time by the board of directors. One director shall constitute the initial board of directors. The following person shall serve as the Corporation's initial director until the first annual meeting of shareholders or until his/her successors are duly elected and qualified:

Name                                                               Address
Hollis Cunningham                                        11260 W. 155th Terr.
                                                                          Overland Park, Kansas 66221

NAME/S (If more than one director) ADDRESS/s

The number of directors shall be fixed in accordance with the Bylaws. At any time when the board of directors of the Corporation is increased to five or more directors, the board of directors, may, by resolution adopted by the Board of Directors and without a separate vote of shareholders, be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. The Class directors shall serve for a term expiring at the first annual meeting of shareholders to be held following the date when the resolution to classify the board of directors is adopted, the Class II directors shall serve for a term expiring at the second annual meeting of shareholders to be held following the date when the board of directors was classified, and the Class HI directors shall serve for a term expiring at the third annual meeting of shareholders to be held following the date when the board of directors was classified. At each annual meeting of shareholders, the successor or successors of the class of directors whose term expired at that meeting shall be elected and shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of election. In every case, a director shall continue to serve until the end of the director's term or until the director's successor is duly elected and qualified or until the director's earlier resignation or removal

ARTICLE VII
Liability of Directors

To the extent provided under (State) law, no director shall be personally liable to the Corporation or to its shareholders for monetary damages for any breach of his or her fiduciary duty as a director, except that this provision shall not eliminate liability of a

Director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the Director's loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith or which involve misconduct or a knowing violation of law, (iii) or any transaction from which the Director directly or indirectly derived any improper personal benefit. If (State) law is hereafter amended to eliminate or limit the further liability of a Director, then in addition to the elimination and limitation of liability provided by the preceding sentence, the ability of each director shall be eliminated or limited to the fullest extent permitted by the (State) Business Corporation Act as so amended. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a Director of the Corporation under this Article IX, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article DC, prior to such repeal or modification.

ARTICLE VII
Indemnification

Each Director, officer, employee, fiduciary, or agent of the Corporation (and his or her executors and administrators) shall be indemnified by the Corporation against expenses reasonably incurred by or imposed upon him or her in connection with or arising out of any action, suit or proceedings in which he or she may by involved or to which he or she may be made a party by reason of his or her being or having been a Director, officer, employee, fiduciary, or agent of the Corporation, or at its request, of any other corporation of which it is a s shareholder or creditor and from which he or she is not entitled to be indemnified (whether or not he or she continues to be a Director or officer at the time of imposing or incurring such expenses), except in respect of matters as to which he or she shall be finally adjudged in such action, suit or proceedings to be liable for negligence or misconduct, or in the event of a settlement or any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Corporation is advised by counsel that the person to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which he or she may by entitled under applicable law.

The Corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or who, while a director, officer, employee, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article DC. Any such insurance may be procured from any insurance company designated by the board of directors of the Corporation, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance

The name of the initial registered agent of the Corporation is Hollis Cunningham. The street address of the registered agent is 11260 W. 155th Terr., Overland Park, Kansas, 66221.

ARTICLE XIII
Incorporator

The name and address of the incorporator and person causing these Articles to be filed with the (State) Secretary of State is:

Hollis Cunningham 11206 W. 155th. Terr., Overland Park, Kansas, 66221.

IN WITNESS WHEREOF, for the purpose of forming this Corporation under the laws of the State of Kansas the undersigned, as the Incorporator of this Corporation, has executed these Articles of Incorporation this 14th day of Aug.,  2008.

/s/ Hollis Cunningham,
Hollis Cunningham, Incorporator